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                                                                     EXHIBIT 2.7

                    Suez Acquisition Company (Cayman) Limited
                         c/o Silver Lake Partners, L.P.



                                 March 29, 2000


VERITAS Software Corporation
1600 Plymouth Street
Mountain View, California 94043

Ladies and Gentlemen:

     This letter sets forth our agreement with respect to certain matters related to (i) the Stock Purchase Agreement between Suez Acquisition Company (Cayman) Limited ("SAC") and Seagate Technology, Inc. (the "Company") dated as of the date hereof (the "Stock Purchase Agreement") and (ii) the Agreement and Plan of Merger among VERITAS Software Corporation ("VERITAS"), Victory Acquisition Sub, Inc. and the Company dated as of the date hereof (the "Merger Agreement").

1. No-Shop. Prior to termination of the Stock Purchase Agreement in accordance with its terms, VERITAS shall not (directly or indirectly through subsidiaries or otherwise), and shall direct its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them not to, directly or indirectly,
     (i) solicit, initiate, encourage or induce the making, submission or announcement of any Seller Acquisition Proposal (as defined in the Stock Purchase Agreement), (ii) participate in any discussions, negotiations or other communications with any person regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Seller Acquisition Proposal, (iii) approve,

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     endorse or recommend any Seller Acquisition Proposal, or (iv) enter into any letter of intent, contract, agreement, understanding or commitment contemplating or otherwise relating to any Seller Acquisition Transaction. VERITAS shall notify SAC promptly after receiving any inquiry or other communication regarding any Seller Acquisition Proposal.

2. Alternative Transaction Fee. In the event that: (i) the Stock Purchase Agreement is terminated pursuant to Sections 10.1(g) or (h), (ii) in the case of a termination by SAC of the Stock Purchase Agreement, SAC shall not be in breach of any of its representations and warranties, covenants or agreements under the Stock Purchase Agreement such that the Company would not then be required to consummate the transactions contemplated by the Stock Purchase Agreement and (iii) within 90 days of the date of such termination, VERITAS enters into any agreement or agreements with respect to a Seller Acquisition Transaction, VERITAS shall, prior to or simultaneously with entering into any such agreement or agreements, pay to SAC (or its designees), $50 million in immediately available funds.

3. Governing Law. This letter agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York.

4. Counterparts. This letter agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

5. Assignment. The rights and obligations of each party hereto may not be assigned to any other party (by operation of law or otherwise) without the written consent of the other party hereto.

6. Specific Performance. In view of the uniqueness of the agreements contained in this letter agreement and the transactions contemplated hereby and the fact that the parties hereto would not have an adequate remedy at law for money damages in the event that any obligation under this letter agreement is not performed in accordance with its terms, each of the parties hereto therefore agrees that each party hereto shall be entitled to specific enforcement of the terms of this letter agreement in addition to any other remedy to which such party may be entitled, at law or in equity.

                                       Very truly yours,

                                       SUEZ ACQUISITION COMPANY (CAYMAN) LIMITED

                                       By: /s/ JAMES A. DAVIDSON
                                          --------------------------------------
                                          Name:  James A. Davidson
                                          Title: Managing Member


Accepted and Agreed as of the date first written above:

VERITAS SOFTWARE CORPORATION


By: /s/ MARK LESLIE


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